EXHIBIT 99.1

PRESS RELEASE

                                                                                                                                                                                                                                                 Contact:
                                                                                                                                                                                                                                               Trisha Tuntland
                                                                                                                                                                                                                                             Manager of Investor Relations
                                                                                                                                                                                                                                             Cabot Microelectronics Corporation
                                                                                                                                                                                                                                                  (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
SOLID RESULTS FOR THIRD QUARTER OF FISCAL 2014
                                                    Revenue of $108.4 Million, Including Record Revenue in Tungsten and Advanced Dielectrics Slurry Business Areas
                                                     Gross Profit Margin of 47.7 Percent of Revenue
                                                     Earnings Per Share of 53 Cents
                                                     Purchased $18.6 million of Stock Under Share Repurchase Program

AURORA, IL, July 24, 2014 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world's leading supplier of chemical mechanical planarization (CMP) polishing slurries and a growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2014, which ended June 30, 2014.

Total revenue during the third fiscal quarter was $108.4 million.  The company generated 2.5 percent revenue growth from its CMP consumables products for semiconductor applications over the prior year, including record revenue in its Tungsten and Advanced Dielectrics slurry business areas.  However, lower revenue from the company's QED Technologies business, which is primarily capital equipment-oriented, primarily drove the 1.5 percent year-over-year decline in total revenue.  The company recorded a gross profit margin of 47.7 percent of revenue in the third fiscal quarter, diluted earnings per share of $0.53 and cash flow from operations of $21.8 million.  The company's balance sheet reflects a cash balance of $265.5 million and $175.0 million of debt outstanding as of June 30, 2014.  During the quarter, the company purchased $18.6 million of stock under its share repurchase program, compared to $10.0 million in the same quarter last year.

"We are pleased to have achieved record revenue in our Tungsten and Advanced Dielectrics slurry businesses this quarter, as well as additional year-over-year revenue growth in our Aluminum slurry and CMP Pads businesses, and nearly 40 percent revenue growth in China," said William Noglows, Chairman and CEO of Cabot Microelectronics.  "We believe our broad and deep capabilities as a CMP technology leader, including global infrastructure close to our customers around the world, and a commitment to excellence in global supply chain management and quality systems, differentiate us from our competitors.  Based on this, we believe we are well-positioned to leverage advanced technologies such as 3D NAND, FinFet and multi-patterning, which have driven the need for new innovations in fab materials and should drive increased demand for CMP consumables."

Key Financial Information

Total third fiscal quarter revenue of $108.4 million represents a 1.5 percent decrease from the $110.0 million reported in the same quarter last year, on lower revenue from the company's QED Technologies business, which more than offset 2.5 percent growth from the company's IC CMP consumables products.  In particular, the company achieved record revenue in its Tungsten and Advanced Dielectrics slurry businesses this quarter, and revenue from its CMP Pads and Aluminum slurry businesses grew compared to the same quarter last year.  Year to date revenue of $308.3 million is 2.7 percent lower than the prior year, reflecting lower revenue from QED Technologies, and also including a $2.7 million adverse impact associated with foreign exchange rate changes, primarily the weaker Japanese yen versus the U.S. dollar.

Gross profit, expressed as a percentage of revenue, was 47.7 percent this quarter, compared to 49.7 percent of revenue reported in the same quarter a year ago.  Compared to the year ago quarter, gross profit percentage decreased primarily due to higher variable manufacturing costs, including higher raw material costs and higher logistics costs.  Year to date, gross profit represented 47.3 percent of revenue, which includes a 70 basis point adverse impact of an asset impairment charge related to certain manufacturing assets recorded during the second fiscal quarter.  The company expects its gross profit for the full fiscal year to be around the lower end of its guidance range of 48 to 50 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $33.2 million in the third fiscal quarter, or $0.8 million higher than the $32.4 million reported in the same quarter a year ago, primarily due to higher travel costs, and professional fees associated with amending the company's existing credit agreement, which was completed this quarter.  Year to date, total operating expenses were $97.2 million, or 3.0 percent lower than the previous fiscal year.  The company continues to expect operating expenses for the full fiscal year to be between $127 million and $131 million.

Net income for the quarter was $13.3 million, down from $15.5 million reported in the same quarter last year.  Net income was lower primarily due to a lower gross profit margin and lower revenue, partially offset by a lower effective tax rate.  Year to date, net income was $34.7 million, which is up 0.3 percent compared to the prior year.

Diluted earnings per share were $0.53 this quarter, compared to $0.65 reported in the third quarter of fiscal 2013, which included a $0.05 benefit associated with the company's permanent reinvestment election in Japan.  Year to date, diluted earnings per share were $1.39, which includes the adverse impact of $0.06 due to the asset impairment charge recorded during the second fiscal quarter, compared to $1.46 last year.

CONFERENCE CALL
Cabot Microelectronics Corporation's quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The conference call will be available via live webcast and replay from the company's website, www.cabotcmp.com, or by phone at (844) 825-4410.  Callers outside the U.S. can dial (973) 638-3236.  The conference code for the call is 69642903.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company's website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and a growing CMP pad supplier to the semiconductor industry.  The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company's mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today's challenges and help enable tomorrow's technology.  Since becoming an independent public company in 2000, the company has grown to approximately 1,050 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Trisha Tuntland, Manager of Investor Relations at 630-499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations.  These forward-looking statements include statements related to:  future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events, regulatory or legislative activity, or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; natural disasters; the acquisition of or investment in other entities; uses and investment of the company's cash balance; financing facilities and related debt, payment of principal and interest, and compliance with covenants and other terms; the company's capital structure; and the construction and operation of facilities by Cabot Microelectronics Corporation.  These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2014 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2013, both filed with the SEC.  Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Revenue	$108,358	$99,456	$109,968	$308,329	$316,865

Cost of goods sold	56,632	52,931	55,359	162,364	163,872

Gross profit	51,726	46,525	54,609	145,965	152,993

Operating expenses:

Research, development & technical	15,368	14,364	15,149	44,303	45,538

Selling & marketing	6,489	6,471	6,470	19,667	20,625

General & administrative	11,380	11,076	10,776	33,182	34,017

Total operating expenses	33,237	31,911	32,395	97,152	100,180

Operating income	18,489	14,614	22,214	48,813	52,813

Interest expense	832	843	907	2,547	2,732

Other income (expense), net	(132)	103	248	588	1,565

Income before income taxes	17,525	13,874	21,555	46,854	51,646

Provision for income taxes	4,223	3,779	6,062	12,149	17,030

Net income	$13,302	$10,095	$15,493	$34,705	$34,616

Income available to common shareholders	$13,126	$9,962	$15,493	$34,394	$34,616

Basic earnings per share	$0.55	$0.42	$0.68	$1.45	$1.51

Weighted average basic shares outstanding	23,753	23,982	22,951	23,769	22,897

Diluted earnings per share	$0.53	$0.40	$0.65	$1.39	$1.46

Weighted average diluted shares outstanding	24,613	24,897	23,776	24,704	23,729

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2014	2013
ASSETS:

Current assets:
Cash and cash equivalents	$265,515	$226,029
Accounts receivable, net	55,375	54,640
Inventories, net	70,904	63,786
Other current assets	21,037	18,343
Total current assets	412,831	362,798

Property, plant and equipment, net	105,944	111,985
Other long-term assets	71,203	76,809
Total assets	$589,978	$551,592

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$12,428	$16,663
Current portion of long-term debt	8,750	10,938
Accrued expenses, income taxes payable and other current liabilities	27,465	40,620
Total current liabilities	48,643	68,221

Long-term debt, net of current portion	166,250	150,937
Other long-term liabilities	10,543	8,992
Total liabilities	225,436	228,150

Stockholders' equity	364,542	323,442
Total liabilities and stockholders' equity	$589,978	$551,592

The Consolidated Condensed Balance Sheet at September 30, 2013 has been revised to reflect certain non-material adjustments related to prior periods.